Exhibit 10.2

LOCK-UP AGREEMENT

This Lock-Up Agreement (“Agreement”) is made and entered into as of May 28, 2019 between BioLargo, Inc., a Delaware corporation (“BioLargo” or “Company”) and Joseph L. Provenzano (“Provenzano”), with respect to the following facts:

RECITALS

A.     Executive has been the Corporate Secretary of the Company since 2002 and Executive Vice President of the company since 2008. Additionally, executive has been the CEO of its Odor-No-More, Inc. subsidiary since 2009 and concurrently with the execution of this Agreement, has executed a new employment agreement to continue in those roles;

B.     Provenzano’s new employment agreement provides for the issuance of 500,000 shares of common stock, subject to the restrictions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows.

1.     Restriction on Transfer of Shares. Except as permitted in Paragraph 2 below, Provenzano covenants and agrees for himself that he shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or otherwise directly or indirectly dispose of or transfer the BioLargo Shares (defined below), or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the BioLargo Shares (collectively, the “Restrictions”) until the earliest to occur of: (i) the consummation of a sale (in a single transaction or in a series of related transactions) of BioLargo by means of a sale of (a) a majority of the then outstanding common stock of BioLargo (whether by merger, consolidation, sale or transfer of common stock, reorganization, recapitalization or otherwise) or (b) all or substantially all of the assets of BioLargo; and (ii) the successful commercialization of BioLargo’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology; and (iii) the Company’s breach of the employment agreement between the Company and Provenzano dated May 28, 2019 and resulting in Provenzano’s termination.

2.     Permitted Transfers. Notwithstanding the foregoing, Provenzano may transfer (a “Permitted Transfer”) the BioLargo Shares by will or intestate succession upon death.

3.     Vesting. The BioLargo Shares are unvested at time of grant, and shall only vest upon removal of the Restrictions set forth in Paragraph 1.

4.     BioLargo Shares. As used herein, “BioLargo Shares” means the 500,000 shares issued to Provenzano upon the execution of his employment agreement dated May 28, 2019.

5.     Compliance with Securities Laws.

(a)     Provenzano acknowledges and agrees that none of the BioLargo Shares will be registered, and none of BioLargo Shares will have registration rights. All certificates evidencing the BioLargo will bear a legend substantially in the following form:

THESE SECURITIES ARE SUBJECT TO A LOCK-UP AGREEMENT PROHIBITING THEIR TRANSFER.

(b)     Notwithstanding anything contained in this Agreement to the contrary, no Permitted Transfer shall take place, and the Company shall not recognize any otherwise Permitted Transfer on the books and records of the Company, including without limitation its stock ledger, and shall not recognize a transferee of any otherwise Permitted Transfer as a stockholder of the Company, without full compliance with Federal and applicable state securities laws, including without limitation the furnishing of opinions requested by the Company.

6.     Further Assurances. The parties hereto shall execute, acknowledge and deliver any further documents, instruments, or other assurances and shall take any other action consistent with the terms of this Agreement that may be reasonably requested by any other party or its counsel for the purpose of confirming or effectuating any of the provisions provided by, and transactions contemplated and permitted by, this Agreement.

7.     Binding Effect. This Agreement and any amendment hereto, shall be binding upon the parties hereto, their successors, heirs, next of kin, executors, administrators, personal representatives, legal representatives, assignees, creditors, including receivers, and all other persons.

8.     Attorneys’ Fees. In any legal proceeding arising out of this Agreement, including with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees and expense.

9.     Entire Agreement. This Agreement, and any related agreement referred to herein, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement supersedes and replaces all prior understandings and agreements between the parties hereto, whether written or oral, express or implied, with respect to the subject matter hereof.

10.     Amendment and Modification. This Agreement may be amended or modified at any time or times only by unanimous written agreement of all parties to this agreement.

11.     Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties hereto.

12.     Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be deemed to be an original as against any party hereto whose signature appears hereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, each of the parties hereto have executed this Lock-Up Agreement, to be effective as of the date first written above.

BIOLARGO, INC.

/s/Dennis P. Calvert
By:
Dennis P. Calvert, Chief Executive Officer

PROVENZANO:

/s/Joseph L. Provenzano

Joseph L. Provenzano